Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2014	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$53,162	56,382	$0.94

Effect of dilutive securities:
Stock compensation plans	—	1,024

Diluted EPS:
Net income available to common stockholders	$53,162	57,406	$0.93

Third Quarter 2013	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$32,653	55,746	$0.59

Effect of dilutive securities:
Stock compensation plans	—	1,154

Diluted EPS:
Net income available to common stockholders	$32,653	56,900	$0.57

Nine Months ended September 30, 2014	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$100,477	56,250	$1.79

Effect of dilutive securities:
Stock compensation plans	—	1,036

Diluted EPS:
Net income available to common stockholders	$100,477	57,286	$1.75

Nine Months ended September 30, 2013	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$82,080	55,577	$1.48
Net loss from discontinued operations	(997)	55,577	(0.02)
Net income available to common stockholders	$81,083	55,577	$1.46

Effect of dilutive securities:
Stock compensation plans	—	1,142

Diluted EPS:
Net income from continuing operations	$82,080	56,719	$1.45
Net loss from discontinued operations	(997)	56,719	(0.02)
Net income available to common stockholders	$81,083	56,719	$1.43